Filed Pursuant to Rule 433

Registration No. 333-232144

Issuer: Ba rcla ys Bank PLC Tenor: Approxima tel y 4 years Reference Assets : The S&P 500® Index (Bloomberg ti cker: “SPX <Index>”) and the Nasdaq 100® Index (Bloomberg ticker: “NDX <Index>”) Maximum Return: ϯϮ.ϱ0% CUSIP / ISIN: 06747QS73 / US06747QS735 Ini tial Value : For each Reference Asset, its Closing Value on the Ini tial Valua tion Date Ba rrier Value: For each Reference Asset, 75.00% of i ts Initial Value Final Value : For each Reference Asset, its Closing Value on the Final Valuation Date Ini tial Valua tion Da te: December 23, 2020 Issue Da te: December 29, 2020 Final Valua tion Date: December 23, 2024 Ma turi ty Da te: December 27, 2024 Selected Structure Definition Hypothetical Pay ment at Mat urity Payment at Maturity: If you hold the notes to maturity, you will recei ve on the Maturi ty Date a cash pa yment per $1,000 principal amount of notes equal to: If the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, an amount calculated as follows: $1,000 + ($1,000 x lessor of the (a) Reference Asset Return of the Performing Reference Asset and (b) Maximum Return If the Final Value of the Least Performing Reference Asset is less than its Initial Value but greater than or equal to its Barrier Value, an amount calculated as follows: Reference Asset Return Payment at MaturityTotal Return on Notes $1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset x -1] If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, an amount calculated as follows: $1,000 + [$1,000 x (Reference Asset Return of Least Performing Reference Asset)] If the Final Value of the Least Performing Reference Asset is less than its -25.00%$1,250.0025.00% All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated December 1, 2020 (the “Pricing Supplement”). All terms set forth herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanyi ng Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Paym ent at Maturity, is not guaranteed b y any third party and is subject to both the creditworthiness o f the I ssu er and the exercise of any U.K. Bail-in Power, as further d escribed in the accompanying Pricing Supplement. 60.00%$1,325.0032.50% 40.00%$1,325.0032.50% 32.50%$1,325.0032.50% 30.00%$1,300.0030.00% 20.00%$1,200.0020.00% 0.00%$1,000.000.00% -5.00%$1,050.005.00% -10.00%$1,100.0010.00% -15.00%$1,150.0015.00% 0.00% $1,000.00 0.00% -5.00% $1,050.00 5.00% -10.00% $1,100.00 10.00% -15.00% $1,150.00 15.00% -25.00% $1,250.0025.00% -30.00% $700.00-30.00% -40.00% $600.00-40.00% -60.00% $400.00-60.00% -80.00% $200.00-80.00%

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks di scussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the f ull description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747Q ͹͵.pdf You may access the index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing S upplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by r equesting such documents from the Issuer or any underwriter or dealer participating in this offering. We stronglyadvise you to car efully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.